Exhibit 99.1

Media Contact	Investor Contact
Clark Finley 203-578-2287	James Sitro 203-578-2399
cfinley@websterbank.com	jsitro@websterbank.com
WEBSTER REPORTS 2006 FOURTH QUARTER EARNINGS
     Fourth Quarter Highlights:
•	Diluted earnings per share of $.67 (includes the effect of charges aggregating $.10 per diluted share, primarily related to previously announced balance sheet repositioning actions)

•	Increased tangible capital to 6.46 percent (up from 5.68 percent at September 30, 2006)

•	Improved net interest margin to 3.23 percent (up from 3.01 percent in the third quarter)

•	Completed the acquisition of NewMil Bancorp, Inc., adding more than $500 million in loans, $600 million in deposits and 14 additional retail branches

•	Opened new branches in Waterford, Connecticut and Westerly, Rhode Island

•	Completed the sale of $250 million in residential mortgage loans and $1.9 billion in available for sale mortgage-backed securities as part of previously announced balance sheet repositioning actions
WATERBURY, Conn., January 18, 2007 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $37.8 million or $.67 per diluted share for the fourth quarter of 2006, compared to $45.5 million or $.84 per diluted share for the fourth quarter of 2005. Fourth quarter 2006 net income includes net charges totaling $8.4 million ($5.5 million, net of taxes) or $.10 per diluted share from previously announced balance sheet repositioning charges and acquisition costs of NewMil, and gains on the sale of properties and pension plan curtailment. Net income was $133.8 million or $2.47 per diluted share, for the twelve months ended December 31, 2006, compared to $185.8 million or $3.43 per diluted share for the twelve months ended

December 31, 2005. Net income for the twelve months ended December 31, 2006, includes net charges totaling $58.2 million ($37.8 million, net of taxes) or $.70 per diluted share from the balance sheet repositioning charges, acquisition costs of NewMil, gains on the sale of properties and pension plan curtailment.

Earnings Reconciliation
	For the Three Months
	Ended December 31, 2006
	Pre-	Tax
( in thousands except per share data)	Tax	Effected	EPS

Reported Net Income	$54,895	$37,798	$0.67

Balance Sheet Repositioning Actions:

Loss on sale of $250 million of mortgage loans	5,713	3,713	0.07

Loss on sale of AFS securities, net	2,400	1,560	0.03

Total — balance sheet repositioning actions	8,113	5,273	0.10

Other Items:

Acquisition costs (NewMil)	2,018	1,312	0.02

Net gain from pension plan curtailment	(300)	(195)	0.00

Gain on sale of properties	(1,400)	(910)	(0.02)

Total Other Items	318	207	0.00

Total — balance sheet repositioning actions and other items	8,431	5,480	0.10

Adjusted net income excluding balance sheet repositioning actions and other items	$63,326	$43,278	$0.77

Net pre-tax items of $8.4 million in the fourth quarter include a previously announced $5.7 million loss on the sale of $250 million of residential mortgage loans, a $2.4 million loss related to the previously announced sale of $1.9 billion of mortgage-backed securities classified as available for sale and $2.0 million of previously announced acquisition related expenses. Offsetting these charges were a $300,000 net gain from the recently announced pension plan curtailment and $1.4 million of gains on the sale of properties.

The Company announced that it had elected in the fourth quarter to curtail its defined benefit pension and supplemental executive retirement plans and replace them with an enhanced 401(k) retirement savings plan. This change will be effective as of January 1, 2008. Overall retirement program expenses are expected to remain essentially unchanged in future periods. A net gain of $300,000 from the plan curtailment was recognized in the fourth quarter of 2006.
Additionally, as part of its repositioning plans, the Company had previously announced in the fourth quarter its decision to securitize $1.0 billion in residential loans and to hold these securities for collateral needs. As of December 31, 2006, $370 million of these loans had been securitized, with another $633 million in loans scheduled to be securitized by January 31, 2007.
“In the fourth quarter, Webster began to realize the positive results of our repositioning actions,” stated Webster Chairman and Chief Executive Officer James C. Smith. “We are seeing a more reliable and stable earnings stream as the increasingly negative effects that wholesale borrowings have had on prior quarters is no longer a significant factor.”
Commercial loans, including commercial real estate loans, and consumer loans were $8.5 billion at December 31, 2006 up, 14 percent from December 31, 2005. Commercial and consumer loans represent 66 percent of total loans at December 31, 2006 compared to 61 percent a year ago. “Webster has shown consistent growth and contributions from our commercial and consumer lending businesses,” stated Webster President and Chief Operating Officer William T. Bromage. “We continue to gain momentum in our core businesses even in a very competitive market and a challenging interest rate environment.”
The Company opened two new branches, one in Waterford, Connecticut and one in Westerly, Rhode Island in the fourth quarter. In 2006, Webster added six de novo branches and an additional 14 locations in conjunction with the NewMil Bank acquisition. “As we have previously stated, we are following a ‘build and buy’ strategy to grow our retail presence,” stated Mr. Smith. “It is our intention to continue with this strategy in 2007.”
Revenues
Total revenue, which consists of net interest income plus total noninterest income, was $180.5 million in the fourth quarter, compared to $129.3 million in the third quarter and $187.9 million a year ago.

Net interest income was $129.2 million in the fourth quarter compared to $122.4 million in the third quarter and $129.7 million a year ago. Continued strong growth in the fourth quarter of 2006 in higher yielding commercial and consumer loans more than offset the increase in the cost of deposits and borrowings as well as reduced contributions from the residential mortgage and securities portfolios.
Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) increased to 3.23 percent compared to 3.01 percent in the third quarter and 3.22 percent a year ago. The net interest margin has been positively impacted by the balance sheet repositioning actions as the proceeds from the sales of securities have been utilized to pay-down high cost borrowings. Slightly offsetting the positive impact of the balance sheet restructuring is continued consumer preference for higher yielding certificates of deposit as well as the impact of the inverted yield curve. The spread between the yield on loans and the cost of deposits decreased to 3.80 percent in the fourth quarter compared to 3.88 percent in the third quarter, primarily from increased deposit costs.
Total non-interest income was $51.4 million in the fourth quarter compared to $6.8 million in the third quarter and $58.2 million a year ago. Non-interest income in the fourth quarter was impacted by charges from losses on sales of securities of $2.4 million and loss on sale of loans of $5.7 million, while in the third quarter non-interest income included a $48.9 million charge for loss on the write-down of the available for sale securities portfolio to fair value. Deposit service fees totaled $25.5 million compared to $25.3 million in the third quarter and $22.9 million a year ago. Insurance revenue was $8.3 million in the quarter compared to $9.8 million in the third quarter and $10.7 million a year ago. The decrease in insurance revenue reflects a reduction in contingent commission income of $1.3 million in the fourth quarter. Loan and loan servicing fees were $9.6 million compared to $7.8 million in the third quarter and $9.3 million a year ago. The increase in loan and loan servicing fees in the quarter reflects higher commercial real estate prepayment fees of $2.4 million. Wealth management fees totaled $7.2 million compared to $6.7 million in the third quarter and $6.2 million a year ago. Other noninterest income, including a $1.4 million gain on the sale of properties, was $3.7 million compared to $1.7 million in the third quarter and $3.5 million a year ago.

Provision For Credit Losses
The provision for credit losses was $3.0 million in the fourth quarter compared to $3.0 million in the third quarter and $2.0 million a year ago. Net loan charge-offs totaled $9.1 million compared to $3.1 million in the third quarter and $1.4 million a year ago. The increase was primarily related to two commercial loans which had been identified and fully reserved prior to the fourth quarter of 2006. The annualized net loan charge-off ratio was 0.27 percent of average loans compared to 0.10 percent in the third quarter and 0.05 percent a year ago. The allowance for credit losses to total loans was 1.20 percent at both December 31, 2006 and September 30, 2006.
Non Interest Expenses
Total noninterest expenses were $122.6 million in the fourth quarter compared to $115.9 million in the third quarter and $119.4 million a year ago. Fourth quarter expenses increased primarily from the acquisition of NewMil Bancorp on October 6, 2006. Expenses include NewMil acquisition costs of $2.0 million and additional costs of approximately $3.4 million for NewMil ongoing operations. Fourth quarter results also include the write-offs of $200,000 in leasehold improvements from the early termination of two leased properties and $440,000 in other lease termination expenses.
Balance Sheet Trends
Total assets were $17.1 billion at December 31, 2006 compared with $17.8 billion a year ago. Total assets have declined due to the balance sheet repositioning actions previously discussed. Total loans were $12.9 billion, an increase of $0.6 billion, or 5 percent, from a year ago while securities totaled $2.0 billion and declined by $1.7 billion, or 47 percent. Deposits were $12.5 billion, an increase of $0.8 billion, or 7 percent, from a year ago with contributions from the branches acquired from the NewMil Bank acquisition, de novo branching and growth in health savings account deposits at HSA Bank.

Certificates of deposit balances grew by 16 percent during 2006 as consumer preference continued for this higher yielding product category. The $1.7 billion reduction in securities compared to a year ago contributed to a $1.7 billion reduction in wholesale borrowings over the past year. Wholesale borrowings declined to 15 percent of total assets at December 31 compared to 25 percent a year ago.
The loan to deposit ratio improved to 104 percent at December 31, 2006 from 106 percent at both September 30, 2006 and December 31, 2005. The Company anticipates that this ratio will further improve in the first quarter of 2007 upon the completion of the previously discussed $633 million mortgage securitization.
“We have previously stated that several of our goals were to improve our tangible capital ratio, significantly reduce our reliance on securities and borrowings and to substantially improve the net interest margin and our loan to deposit ratio,” stated Webster Chief Financial Officer Jerry Plush. “The positive impact of the balance sheet repositioning actions taken in the fourth quarter is evident as we have made significant progress toward each of these goals. Further improvement in the loan to deposit ratio will be seen upon the completion of the mortgage securitization at the end of this month.”
Book value per common share of $33.30 at December 31, 2006 increased from $30.70 a year ago. Tangible book value per share of $19.00 at December 31, 2006 increased from $18.03 last year. The ratio of tangible equity to tangible assets increased to 6.46 percent at December 31, 2006 compared to 5.54 percent a year ago.
Capital
The Company also announced today that, subject to regulatory notices, it intends to call its Capital Trust I and Capital Trust II securities which have a call price of 104.7 percent and 105.0 percent, respectively. The Company will take a pretax charge to income in 2007 of approximately $6.5 million related to the redemption premium and write-off of unamortized issuance costs. The Company is considering the replacement of these legacy trust preferred securities with enhanced trust preferred securities which have greater equity content for rating agency purposes. “Based on the current interest rate environment, we may replace the legacy trust preferred securities at a reduced cost or elect to further boost our capital levels by issuing a higher dollar amount of enhanced trust preferred securities with no impact to earnings per share in future periods,” stated Mr. Plush.

Asset Quality
Nonperforming assets totaled $61.8 million, or 0.48 percent of total loans and other real estate owned, at December 31, 2006 compared to $61.4 million, or 0.47 percent, at September 30 and $66.3 million, or 0.54 percent, a year ago.
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded commitments, was $155.0 million, or 1.20 percent of total loans, at December 31, 2006 compared to $155.6 million, or 1.27 percent at December 31, 2005. The ratio of the allowance to nonperforming loans was 263 percent at December 31, 2006 compared to 257 percent at December 31, 2005.
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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.1 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 177 banking offices, 334 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.
For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.
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Conference Call
A conference call covering Webster’s 2006 fourth quarter earnings announcement will be held today, Thursday, January 18, at 2:00 p.m. Eastern Time and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8293 or 201-689-8349 internationally. The call will be archived on the website and available for future retrieval.

Forward-looking Statements
Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2005. Except as required by law, Webster does not undertake to update any such forward looking information.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of net income and other performance ratios, as adjusted is included in the accompanying selected financial highlights table, elsewhere in this report.
We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

WEBSTER FINANCIAL CORPORATION
Selected Financial Highlights (unaudited)

	At or for the Three		At or for the Twelve
	Months Ended December 31,		Months Ended December 31,
(In thousands, except per share data)	2006	2005	2006	2005

Adjusted net income and performance ratios, net of tax, (annualized):

Net income	$37,798	$45,500	$133,790	$185,855
Recognition of loss on AFS securities	1,560	—	33,328	—
Loss on sale of mortgage loans	3,713	—	3,713	—
NewMil aquistion costs	1,312	—	1,918	—
Net gain from pension plan curtailment	(195)	—	(195)	—
Gain on sale of properties	(910)	—	(910)	—

Adjusted net income	43,278	45,500	171,644	185,855

Net income per diluted common share	0.77	0.84	3.17	3.43
Return on average shareholders’ equity	9.24%	11.04%	9.99%	11.52%
Return on average tangible equity	16.09	18.81	17.02	19.95
Return on average assets	0.97	1.02	0.96	1.06
Noninterest income as a percentage of total revenue	31.02	30.99	30.77	29.92
Efficiency ratio (a)	64.57	63.53	64.29	61.71

Net income and performance ratios (annualized):

Net income	$37,798	$45,500	$133,790	$185,855
Net income per diluted common share	0.67	0.84	2.47	3.43
Return on average shareholders’ equity	8.07%	11.04%	7.79%	11.52%
Return on average tangible equity	14.06	18.81	13.26	19.95
Return on average assets	0.85	1.02	0.75	1.06
Noninterest income as a percentage of total revenue	28.45	30.99	25.11	29.92
Efficiency ratio (a)	67.93	63.53	69.95	61.71

Asset quality:

Allowance for credit losses	$154,994	$155,632	$154,994	$155,632
Nonperforming assets	61,825	66,338	61,825	66,338
Allowance for credit losses / total loans	1.20%	1.27%	1.20%	1.27%
Net charge-offs (recoveries) / average loans (annualized)	0.27	0.05	0.13	0.03
Nonperforming loans / total loans	0.46	0.49	0.46	0.49
Nonperforming assets / total loans plus OREO	0.48	0.54	0.48	0.54
Allowance for credit losses / nonperforming loans	263.09	257.02	263.09	257.02

Other ratios (annualized):

Tangible capital ratio	6.46%	5.54%	6.46%	5.54%
Shareholders’ equity / total assets	10.98	9.24	10.98	9.24
Interest-rate spread	3.14	3.18	3.09	3.25
Net interest margin	3.23	3.22	3.16	3.29

Share related:

Book value per common share	$33.30	$30.70	$33.30	30.70
Tangible book value per common share	19.00	18.03	19.00	18.03
Common stock closing price	48.72	46.90	48.72	46.90
Dividends declared per common share	0.27	0.25	1.06	0.98

Common shares issued and outstanding	56,362	53,662	56,362	53,662
Basic shares (average)	55,753	53,473	53,435	53,577
Diluted shares (average)	56,452	54,129	54,065	54,236
Footnotes:
(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	For purposes of this computation, unrealized gains (losses) are excluded from the average balance for rate calculations.

Consolidated Statements of Condition (unaudited)

	December 31,	September 30,	December 31,
(In thousands)	2006	2006	2005

Assets:

Cash and due from depository institutions	$311,888	$243,434	$293,706
Short-term investments	175,648	9,562	36,302

Securities:
Trading, at fair value	4,842	2,848	2,257
Available for sale, at fair value	503,918	2,249,935	2,555,419
Held-to-maturity securities	1,453,973	1,064,188	1,142,909

Total securities	1,962,733	3,316,971	3,700,585

Loans held for sale	354,798	309,149	267,919

Loans:
Residential mortgages	4,424,634	4,845,198	4,828,564
Commercial	3,386,274	3,368,164	2,876,528
Commercial real estate	1,904,597	1,770,674	1,808,494
Consumer	3,207,986	3,037,674	2,771,700

Total loans	12,923,491	13,021,710	12,285,286
Allowance for loan losses	(147,719)	(147,446)	(146,486)

Loans, net	12,775,772	12,874,264	12,138,800

Accrued interest receivable	90,565	93,844	85,779
Premises and equipment, net	195,909	189,562	182,856
Goodwill and intangible assets	825,012	692,388	698,570
Cash surrender value of life insurance	259,318	245,108	237,822
Prepaid expenses and other assets	145,828	164,532	194,223

Total Assets	$17,097,471	$18,138,814	$17,836,562

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,588,783	$1,453,317	$1,546,096
NOW accounts	1,671,778	1,559,584	1,622,403
Money market deposit accounts	1,908,496	2,078,797	1,789,781
Savings accounts	1,985,202	1,838,494	2,015,045
Certificates of deposit	4,911,860	4,583,508	4,249,874
Treasury deposits	392,277	790,353	407,946

Total deposits	12,458,396	12,304,053	11,631,145

Federal Home Loan Bank advances	1,074,933	1,867,393	2,214,010
Securities sold under agreements to repurchase and other short-term debt	893,206	1,466,845	1,522,381
Other long-term debt	621,936	636,028	640,906
Reserve for unfunded commitments	7,275	8,885	9,146
Accrued expenses and other liabilities	155,285	162,886	162,171

Total liabilities	15,211,031	16,446,090	16,179,759

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,876,863	1,683,147	1,647,226

Total Liabilities and Shareholders’ Equity	$17,097,471	$18,138,814	$17,836,562

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2006	2005	2006	2005

Interest income:
Loans	$225,634	$187,607	$843,398	$689,041
Securities and short-term investments	32,514	42,503	154,127	169,861
Loans held for sale	6,191	3,563	17,213	12,945

Total interest income	264,339	233,673	1,014,738	871,847

Interest expense:
Deposits	90,195	57,132	310,199	188,437
Borrowings	44,994	46,879	195,989	166,069

Total interest expense	135,189	104,011	506,188	354,506

Net interest income	129,150	129,662	508,550	517,341
Provision for credit losses	3,000	2,000	11,000	9,500

Net interest income after provision for credit losses	126,150	127,662	497,550	507,841

Noninterest income:
Deposit service fees	25,494	22,909	96,765	85,967
Insurance revenue	8,301	10,678	38,806	44,015
Loan and loan servicing fees	9,643	9,290	34,389	33,232
Wealth and investment services	7,161	6,174	27,183	23,151
Gain from mortgage banking activities	2,917	2,322	8,542	11,573
Increase in cash surrender value of life insurance	2,550	2,360	9,603	9,241
Other	3,733	3,470	8,486	10,073

	59,799	57,203	223,774	217,252
Loss on write-down of AFS securities to fair value	—	—	(48,879)	—
Loss on sale of mortgage loans	(5,713)	—	(5,713)	—
(Loss) gain on sale of securities, net	(2,732)	1,026	1,289	3,633

Total noninterest income	51,354	58,229	170,471	220,885

Noninterest expenses:
Compensation and benefits	64,142	64,905	255,780	241,469
Occupancy	13,403	11,141	49,386	43,292
Furniture and equipment	14,637	14,810	56,033	50,228
Intangible amortization	3,473	5,001	14,473	19,913
Marketing	3,350	3,981	15,477	14,267
Professional services	5,457	3,594	16,767	14,962
Conversion and infrastructure costs	—	1,281	—	8,138
Acquisition costs	2,018	—	2,951	—
Other	16,129	14,646	64,081	63,301

Total noninterest expenses	122,609	119,359	474,948	455,570

Income before income taxes	54,895	66,532	193,073	273,156
Income taxes	17,097	21,032	59,283	87,301

Net income	$37,798	$45,500	$133,790	$185,855

Diluted shares (average)	56,452	54,129	54,065	54,236

Net income per common share:
Basic	$0.68	$0.85	$2.50	$3.47
Diluted	0.67	0.84	2.47	3.43
See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(In thousands, except per share data)	2006	2006	2006	2006	2005

Interest income:
Loans	$225,634	$215,094	$207,097	$195,574	$187,607
Securities and short-term investments	32,514	40,883	39,134	41,595	42,503
Loans held for sale	6,191	4,366	3,317	3,339	3,563

Total interest income	264,339	260,343	249,548	240,508	233,673

Interest expense:
Deposits	90,195	85,058	72,593	62,354	57,132
Borrowings	44,994	52,849	50,150	47,995	46,879

Total interest expense	135,189	137,907	122,743	110,349	104,011

Net interest income	129,150	122,436	126,805	130,159	129,662
Provision for credit losses	3,000	3,000	3,000	2,000	2,000

Net interest income after provision for credit losses	126,150	119,436	123,805	128,159	127,662

Noninterest income:
Deposit service fees	25,494	25,252	24,150	21,869	22,909
Insurance revenue	8,301	9,793	9,988	10,724	10,678
Loan and loan servicing fees	9,643	7,760	9,162	7,824	9,290
Wealth and investment services	7,161	6,738	6,930	6,354	6,174
Gain (loss) from mortgage banking activities	2,917	(185)	2,538	3,273	2,322
Increase in cash surrender value of life insurance	2,550	2,368	2,314	2,371	2,360
Other	3,733	1,693	1,284	1,775	3,470

	59,799	53,419	56,366	54,190	57,203
Loss on write-down of AFS securities to fair value	—	(48,879)	—	—	—
Loss on sale of mortgage loans	(5,713)	—	—	—	—
(Loss) gain on sale of securities, net	(2,732)	2,307	702	1,012	1,026

Total noninterest income	51,354	6,847	57,068	55,202	58,229

Noninterest expenses:
Compensation and benefits	64,142	62,050	64,585	65,003	64,905
Occupancy	13,403	11,977	11,824	12,182	11,141
Furniture and equipment	14,637	13,840	13,962	13,595	14,810
Intangible amortization	3,473	3,079	3,544	4,377	5,001
Marketing	3,350	4,211	4,292	3,624	3,981
Professional services	5,457	4,302	3,464	3,544	3,594
Conversion and infrastructure costs	—	—	—	—	1,281
Acquistion costs	2,018	868	65	—	—
Other	16,129	15,523	15,582	16,846	14,646

Total noninterest expenses	122,609	115,850	117,318	119,171	119,359

Income before income taxes	54,895	10,433	63,555	64,190	66,532
Income taxes	17,097	1,436	20,412	20,338	21,032

Net income	$37,798	$8,997	$43,143	$43,852	$45,500

Diluted shares (average)	56,452	52,871	53,252	53,703	54,129

Net income per common share:
Basic	$0.68	$0.17	$0.82	$0.83	$0.85
Diluted	0.67	0.17	0.81	0.82	0.84
See Selected Financial Highlights for footnotes.

Interest-Rate Spread (unaudited)

	Three Months Ended
	December	September	June	March	December
	2006	2006	2006	2006	2005

Interest-rate spread
Yield on interest-earning assets	6.52%	6.31%	6.11%	5.97%	5.73%
Cost of interest-bearing liabilities	3.38	3.38	3.05	2.78	2.55

Interest-rate spread	3.14%	2.93%	3.06%	3.19%	3.18%

Net interest margin	3.23%	3.01%	3.13%	3.24%	3.22%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended December 31,	2006			2005
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$13,362,185	$225,634	6.69%	$12,328,141	$187,608	6.03%
Securities	2,435,986	34,695	5.72 (b)	3,715,720	44,733	4.76 (b)
Loans held for sale	417,479	6,191	5.93	251,169	3,563	5.67
Short-term investments	29,896	368	4.82	19,846	147	2.90

Total interest-earning assets	16,245,546	266,888	6.52	16,314,876	236,051	5.73

Noninterest-earning assets	1,617,888			1,537,062

Total assets	$17,863,434			$17,851,938

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,522,571	$—	—%	$1,522,306	$—	—%
Savings, NOW and money market deposit accounts	5,582,187	29,609	2.10	5,502,733	19,065	1.37
Time deposits	5,405,010	60,586	4.44	4,665,580	38,067	3.24

Total deposits	12,509,768	90,195	2.86	11,690,619	57,132	1.94

Federal Home Loan Bank advances	1,444,155	18,169	4.92	2,280,934	22,742	3.90
Repurchase agreements and other short-term debt	1,239,065	14,100	4.45	1,454,730	12,568	3.38
Other long-term debt	637,853	12,725	7.98	665,062	11,569	6.96

Total borrowings	3,321,073	44,994	5.33	4,400,726	46,879	4.19

Total interest-bearing liabilities	15,830,841	135,189	3.38	16,091,345	104,011	2.55

Noninterest-bearing liabilities	149,623			101,994

Total liabilities	15,980,464			16,193,339

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,873,393			1,649,022

Total liabilities and shareholders’ equity	$17,863,434			$17,851,938

		131,699			132,040
Less: tax-equivalent adjustment		(2,549)			(2,378)

Net interest income		$129,150			$129,662

Interest-rate spread			3.14%			3.18%

Net interest margin			3.23%			3.22%

See Selected Financial Highlights for footnotes.

Consolidated Average Statements of Condition (unaudited)

Twelve Months Ended December 31,	2006			2005
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$12,800,864	$843,398	6.59%	$11,930,776	$689,048	5.78%
Securities	3,224,776	162,504	4.98 (b)	3,806,289	178,106	4.68 (b)
Loans held for sale	288,892	17,213	5.96	232,695	12,945	5.56
Short-term investments	25,514	1,079	4.23	19,982	537	2.69

Total interest-earning assets	16,340,046	1,024,194	6.25	15,989,742	880,636	5.50

Noninterest-earning assets	1,531,421			1,484,723

Total assets	$17,871,467			$17,474,465

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,470,861	$—	—%	$1,449,596	$—	—%
Savings, NOW and money market deposit accounts	5,427,812	100,165	1.85	5,633,897	66,226	1.18
Time deposits	5,193,608	210,034	4.04	4,215,801	122,211	2.90

Total deposits	12,092,281	310,199	2.57	11,299,294	188,437	1.67

Federal Home Loan Bank advances	2,035,786	94,322	4.63	2,256,216	78,623	3.48
Repurchase agreements and other short-term debt	1,243,269	52,301	4.21	1,520,086	43,842	2.88
Other long-term debt	633,667	49,366	7.79	673,562	43,604	6.47

Total borrowings	3,912,722	195,989	5.01	4,449,864	166,069	3.73

Total interest-bearing liabilities	16,005,003	506,188	3.16	15,749,158	354,506	2.25

Noninterest-bearing liabilities	139,057			102,732

Total liabilities	16,144,060			15,851,890

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,717,830			1,612,998

Total liabilities and shareholders’ equity	$17,871,467			$17,474,465

		518,006			526,130
Less: tax-equivalent adjustment		(9,456)			(8,789)

Net interest income		$508,550			$517,341

Interest-rate spread			3.09%			3.25%

Net interest margin			3.16%			3.29%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
(Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(Dollars in thousands)	2006	2006	2006	2006	2005

Asset Quality

Nonperforming loans:
Commercial:
Commercial	$21,105	$29,321	$22,930	$19,719	$26,002
Equipment financing	2,616	2,450	2,693	2,864	3,065

Total commercial	23,721	31,771	25,623	22,583	29,067

Commercial real estate	17,618	16,811	23,291	24,012	22,678
Residential	11,307	7,032	7,218	8,891	6,979
Consumer	6,266	3,496	3,065	2,875	1,829

Total nonperforming loans	58,912	59,110	59,197	58,361	60,553

Other real estate owned and repossessed assets:
Commercial	1,922	1,573	2,254	1,712	5,126
Residential	383	607	316	456	232
Consumer	608	126	10	361	427

Total other real estate owned and repossessed assets	2,913	2,306	2,580	2,529	5,785

Total nonperforming assets	$61,825	$61,416	$61,777	$60,890	$66,338

Accruing loans 90 or more days past due	$1,490	4,609	2,542	1,002	6,676

Allowance for Credit Losses

Beginning balance	$156,331	$156,471	$155,957	$155,632	$155,052
Provision	3,000	3,000	3,000	2,000	2,000
Allowance for acquired loans	4,724	—	—	—	—

Charge-offs:
Commercial	9,352	3,369	2,775	1,629	3,272
Residential	199	46	65	75	110
Consumer	454	265	239	362	153

Total charge-offs	10,005	3,680	3,079	2,066	3,535
Recoveries	(944)	(540)	(593)	(391)	(2,115)

Net loan charge-offs (recoveries)	9,061	3,140	2,486	1,675	1,420

Ending balance	$154,994	$156,331	$156,471	$155,957	$155,632

Components:
Allowance for loan losses	$147,719	$147,446	$147,401	$146,383	$146,486
Reserve for unfunded credit commitments	7,275	8,885	9,070	9,574	9,146

Allowance for credit losses	$154,994	$156,331	$156,471	$155,957	$155,632

Asset Quality Ratios:

Allowance for loan losses / total loans	1.14%	1.13%	1.16%	1.16%	1.19%
Allowance for credit losses / total loans	1.20	1.20	1.23	1.24	1.27
Net charge-offs (recoveries)/ average loans (annualized)	0.27	0.10	0.08	0.05	0.05
Nonperforming loans / total loans	0.46	0.45	0.47	0.46	0.49
Nonperforming assets / total loans plus OREO	0.48	0.47	0.49	0.48	0.54
Allowance for credit losses / nonperforming loans	263.09	264.47	264.32	267.23	257.02
See Selected Financial Highlights for footnotes.